BP p.l.c.
1 St James’s Square London
SW1Y 4PD
6 March 2013	United Kingdom

	Direct:	+44 (0) 207 496 4853
	Main:	+44 (0) 207 496 4000

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of disclosure pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, included in Annual Report and Form 20-F for the year ended 31 December 2012 of BP p.l.c.

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that BP p.l.c. has made disclosure pursuant to those provisions in its Annual Report and Form 20-F for the year ended 31 December 2012, which was filed with the Securities and Exchange Commission on 6 March 2013.

Sincerely,

BP p.l.c.

By:	/s/ Rupert Bondy
Name:	Rupert Bondy
Title:	Group General Counsel

Registered in England and Wales: No. 102498

Registered Office: 1 St James’s Square London SW1Y 4PD